Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statements on Form S-3 (Registration No. 333-178718), and on Form S-8 (Registration Nos. 333-80477, 333-91423, 333-152169, 333-174973, and 333-189219) of Albany Molecular Research, Inc. of our report dated March 4, 2014, with respect to the consolidated balance sheet of Cedarburg Pharmaceuticals, Inc. and Subsidiary at December 31, 2013 and the consolidated statements of income, shareholders’ equity, and cash flows for the year then ended, which report appears in the Current Report on Form 8-K/A of Albany Molecular Research, Inc. and subsidiaries dated June 20, 2014.

/s/ Vrakas/Blum, S.C.

Brookfield, Wisconsin

June 20, 2014